UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest event Reported): September 17, 2010 (September 16, 2010)

NUTRASTAR INTERNATIONAL INC.
(Exact name of registrant as specified in its charter)

Nevada	000-52899	80-0264950
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation or organization)		Identification No.)

7/F Jinhua Mansion
41 Hanguang Street
Nangang District, Harbin 150080
People’s Republic of China
(Address of principal executive offices)

(86) 451-82287746
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

ITEM 5.07	SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS.

On September 16, 2010, the Board of Directors of Nutrastar International Inc. (the “Company”) unanimously adopted resolutions approving the transfer of all of the equity interests in the Company’s indirect, wholly-owned subsidiary, Heilongjiang Shuaiyi New Energy Development Co., Ltd., (“Heilongjiang Shuaiyi”) from the Company’s subsidiary, New Zealand WAYNE’s New Resources Development Co., Ltd. to the founders of Heilongjiang Shuaiyi (the “Equity Transfer”). In addition, the Board of Directors approved the restructuring of the Company’s subsidiaries (the “Restructuring”) and the entry into a series of commercial agreements, pursuant to which the Company may consolidate the financial results of Heilongjiang Shuaiyi and its operating subsidiaries as a result of the Equity Transfer (the “Restructuring Agreements”).

On the same date, the following stockholders of the Company owning 63.82% of the issued and outstanding shares of the Company’s common stock, par value $0.001 (the “Common Stock”) and series A preferred stock, par value $0.001 (the “Series A Preferred Stock”) voting together as a single class on an as-converted to Common Stock basis, executed and delivered to the Company their written consent approving the Equity Transfer, the Restructuring Agreements and the Restructuring contemplated thereby, which would have been the requisite vote under Nevada law if shareholder approval were required under Nevada law to approve the Equity Transfer.

Name of Consenting	Shares Owned
Stockholder	Common Stock		Series A Preferred Stock
					% Total
		% of		% of	Voting
	Shares	Class	Shares	Class	Power

New Zealand WAYNE’s Investment Holdings Co., Ltd.	8,949,424	62.44%	0	0	54.87%
ARC China Investment Funds	0	0	96,289	48.70%	8.50%
ARC China Investment Fund, L.P.	0	0	5,253	2.66%	0.45%
TOTAL	8,949,424	62.44%	101,542	51.36%	63.82%

For more detailed information regarding the Equity Transfer, the Restructuring and the Restructuring Agreements, please see the preliminary Information Statement on Schedule 14C filed on September 17, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 17, 2010	NUTRASTAR INTERNATIONAL INC.

By: /s/ Lianyun Han
Lianyun Han
Chief Executive Officer